Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs 414-347-3836

Sensient Announces New $450 Million Credit Facility

MILWAUKEE – October 24, 2014 – Sensient Technologies Corporation (NYSE: SXT) announced today that it has completed a new $450 million revolving credit facility, with nine banks participating in the transaction.  The facility, comprised of a five year, $350 million revolver and a $100 million term loan will be used to refinance current bank debt and for general corporate purposes.

“This facility provides Sensient with access to ample liquidity for the next five years,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “The transaction was significantly oversubscribed and we are very pleased with the support from our bank group.”

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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